Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Replidyne, Inc. our report dated August 15, 2008, except as to the Cardiovascular Systems, Inc. loan and security agreement and margin loan payable as described in paragraphs 1 through 4 in Note 4 for which the date is September 12, 2008, relating to the consolidated financial statements of Cardiovascular Systems, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 2, 2008